EXHIBIT 8.2

F. Brenton Perry, QC*	Donald N. Cherniawsky, QC, FCA*	Kenneth S. Skingle, QC*	Craig M. McDougall, QC	Donald K. Biberdorf, QC
Siobhan A.M. Goguen*	Anthony V. Strawson, CMA*	James C. Yaskowich	Timothy P. Kirby*	D. Brett Anderson*
Jeremy J. Herbert*	K. John Fuller, CPA, CA , TEP, FEA*	Crystal L. Taylor*	Andrew C. Bateman*	Byron S. Beswick, CA*
H. Michael Dolson*	Matthew R. Kraemer*	Sarah S. Chiu	Christopher J. Montes	S. Dane ZoBell*
Perry J. Kiefer, CPA, CA*	Robert A. Neilson	Robert H. Lee	Stephen A. Miazga	Kyle A. Ross
Sean M. Zubryckyj	Jeremy L. Comeau	Jason R. Pisesky	Erica M. Hennessey	Ashvin R. Singh

Counsel			Consultants	Wills and Estates
Gordon W. Flynn, QC, FCA*	Leslie E. Skingle, QC, CA*		Peter L. Mitchell, CA	Kary B. Hargreaves, QC
Joe Struck, QC, FCA				Michelle D. Millard*

August 10, 2018

Best Western International, Inc.

6201 N 24th Parkway

Phoenix, AZ 85016

Attention: Mark Straszynski

Dear Sir:

Re:	Best Western International, Inc. – Registration Statement in Form S-1

I.	INTRODUCTION

We have acted as Canadian counsel to Best Western International, Inc. (the “Company”), an Arizona non-profit corporation, in connection with the registration statement in Form S-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”) and material Canadian aspects of the Conversion, as defined in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion will appear as an exhibit.

We hereby confirm to you that, subject to the assumptions, qualifications and limitations contained therein, the discussion set forth under the heading “Material Canadian Federal Income Tax Considerations” in the Registration Statement constitutes, in all material respects, an accurate summary of the Canadian federal income tax considerations described therein.

In rendering this opinion, we have reviewed the Registration Statement and such other documents and information, and have made such other investigations, as we have considered necessary or relevant for purposes of rendering this opinion. We have also assumed that the transactions described in the operative documents pertaining to the Conversion described in the Registration Statement to which our opinion relates will be performed in accordance with the terms described therein.

This opinion is limited to: (i) the tax matters specifically discussed under the heading “Material Canadian Federal Income Tax Considerations” in the Registration Statement; and (ii) matters of Canadian federal income tax law, and is based upon Canadian federal income tax law as at the date of this letter. We are under no obligation to supplement or revise our opinion to reflect any changes in such applicable law that may come to our attention after the date of this letter.

Felesky Flynn LLP 1980 Manulife Place 10180 101st Street Edmonton AB T5J 3S4 www.felesky.com	* Denotes Professional Corporation	James C. Yaskowich Email: jyaskowich@felesky.com Direct: (780) 643-3064 Main: (780) 428-8310 Fax: (780) 421-8820 {E0592658.6}

This opinion is furnished to you solely for use in connection with the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred for any other purpose without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder, or that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ FELESKY FLYNN LLP

FELESKY FLYNN LLP

PER:	James C. Yaskowich
H. Michael Dolson

JCY:md

FELESKY FLYNN LLP	{E0592658.6}